Exhibit 5.1

                                  [Letterhead]
                           Larson, Harms & Bibeau PC
                          37899Twelve Mile Road, #300
                           Farmington Hills, MI 48331
                           Phone: 248-489-8520 37899
                                Fax:248-489-4163

November 8, 2004

McKenzie Bay International, Ltd
975 Spaulding Avenue SE
Grand Rapids, Michigan
49546

Gentlemen:

Reference is made to the Registration Statement on Form SB-2, File No. 333-119493, filed by McKenzie Bay International, Ltd., a Delaware corporation (the "Company") with the Securities and Exchange Commission. The Registration Statement seeks to register an aggregate of 25,343,244 shares of the Company's common stock, (the "Shares"). As set forth in the Registration Statement, certain of the Shares have been issued by the Company and the remainder of the Shares may be issued by the Company in the future. We have acted as the Company's counsel in connection certain corporate matters relating to the authorization, issuance and future issuance of the Shares.

In connection with this opinion, we have reviewed originals or copies of the following documents: (a) the Registration Statement, (b) the Certificate of Incorporation of the Company and amendments thereto, (c) the Bylaws of the Company, (d) records of the Company's corporate proceedings and (e) such statutes as we have deemed relevant or necessary for the purpose of this opinion.

In addition, we have examined such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. In rendering our opinions herein, the documents we have examined were originals or copies, certified or otherwise identified to our satisfaction. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon statements and certificates of the Company or of government or other officials.

Based on the foregoing, we are of the opinion that the Shares which have been previously issued have and the Shares to be issued in the future will be legally issued, fully paid and non-assessable and the Shares when resold by the selling stockholders as described in the Registration Statement will continue to be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 1 to the Registration Statement as well as any subsequent amendments to the Registration Statement and to the reference to us under the caption "Legality of Shares" therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

LARSON, HARMS & BIBEAU, P.C.

/s/Donald C. Harms
-------------------
   Donald C. Harms

DCH/ss